Form N-SAR, Sub-Item 77C
Submission of matters to a vote of
security holders

Nuveen Insured Massachusetts
Tax-Free
Advantage Municipal Fund
333-100352
811-21216

A special meeting of the shareholders
of the Nuveen Insured Massachusetts
Tax-Free Advantage Municipal Fund
was held on July 26, 2005.

The purpose of the meeting was to
approve
a new Investment Management
Agreement:

The number of shares voted in the
affirmative:
2,629,694 and
the number of negative votes:  40,184

Proxy materials are herein
incorporated by reference
to the SEC filing on June 20, 2005,
under
Conformed Submission Type DEF
14A, accession
number 0000950137-05-007544.